Execution Version

CLASS A CONVERTIBLE PREFERRED UNIT
PURCHASE AGREEMENT
DATED JULY 31, 2016
BY AND AMONG
MID-CON ENERGY PARTNERS, LP
AND
THE PURCHASERS NAMED ON SCHEDULE A HERETO

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
SECTION 1.01    Definitions    1
SECTION 1.02    Accounting Procedures and Interpretation    7
ARTICLE II
SALE AND PURCHASE
SECTION 2.01    Sale and Purchase    8
SECTION 2.02    Funding Notices    8
SECTION 2.03    Closing    9
SECTION 2.04    Independent Nature of Purchasers’ Obligations and Rights    9
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
SECTION 3.01    Formation and Qualification    9
SECTION 3.02    Capitalization    10
SECTION 3.03    SEC Documents    10
SECTION 3.04    Independent Accountants    11
SECTION 3.05    Independent Reserve Engineer    11
SECTION 3.06    Litigation    11
SECTION 3.07    No Material Adverse Change    11
SECTION 3.08    Authority; Enforceability    11
SECTION 3.09    Approvals    12
SECTION 3.10    Compliance with Law    12
SECTION 3.11    Valid Issuance    12
SECTION 3.12    Absence of Defaults and Conflicts    12
SECTION 3.13    Absence of Labor Dispute    13
SECTION 3.14    Possession of Intellectual Property    13
SECTION 3.15    Permits    13
SECTION 3.16    Title to Property    13
SECTION 3.17    Reserve Estimates    14
SECTION 3.18    Environmental Laws    14
SECTION 3.19    No Preemptive Rights    14
SECTION 3.20    Investment Company Status    15
SECTION 3.21    MLP Status    15
SECTION 3.22    No Registration Required    15
SECTION 3.23    No Integration    15
SECTION 3.24    Certain Fees    15
SECTION 3.25    Form S-3 Eligibility    15
SECTION 3.26    Tax Returns    15
SECTION 3.27    Insurance    16
SECTION 3.28    Compliance with the Sarbanes-Oxley Act    16
SECTION 3.29    ERISA Compliance    16
SECTION 3.30    No Restrictions on Distributions    16
SECTION 3.31    Related Party Transactions    16
SECTION 3.32    OFAC    16
SECTION 3.33    FCPA    17
SECTION 3.34    Money Laundering Laws    17
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
SECTION 4.01    Valid Existence    17
SECTION 4.02    No Consents; Violations, Etc    17
SECTION 4.03    Investment    18
SECTION 4.04    Nature of Purchaser    18
SECTION 4.05    Receipt of Information    18
SECTION 4.06    Restricted Securities    18
SECTION 4.07    Certain Fees    18
SECTION 4.08    Legend    18
SECTION 4.09    Reliance on Exemptions    19
SECTION 4.10    Authority    19
ARTICLE V
COVENANTS
SECTION 5.01    Taking of Necessary Action    19
SECTION 5.02    Public Announcements    19
SECTION 5.03    Disclosure; Public Filings    20
SECTION 5.04    NASDAQ Listing of Additional Shares    20
SECTION 5.05    Use of Proceeds    20
SECTION 5.06    ATM Program    20
ARTICLE VI
CLOSING CONDITIONS
SECTION 6.01    Conditions to Closing.    20
SECTION 6.02    Partnership Deliveries    21
SECTION 6.03    Purchaser Deliveries    22
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
SECTION 7.01    Indemnification by the Partnership    23
SECTION 7.02    Indemnification by Purchasers    23
SECTION 7.03    Indemnification Procedure    23
SECTION 7.04    Tax Treatment    24
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01    Interpretation    24
SECTION 8.02    Survival of Provisions    25
SECTION 8.03    No Waiver; Modifications in Writing    25
SECTION 8.04    Binding Effect; Assignment    25
SECTION 8.05    Communications    26
SECTION 8.06    Entire Agreement    27
SECTION 8.07    Governing Law; Submission to Jurisdiction    27
SECTION 8.08    Waiver of Jury Trial    27
SECTION 8.09    Execution in Counterparts    27
SECTION 8.10    Termination    27
SECTION 8.11    Recapitalization, Exchanges, Etc    28
SECTION 8.12    Specific Performance    28

Schedules and Exhibits:
Schedule A    —    List of Purchasers and Purchase Prices
Schedule 8.05    —    Notice and Contact Information
Exhibit A    —    Term Sheet
Exhibit B    —    Form of General Partner Officer’s Certificate
Exhibit C    —    Form of Purchaser’s Officer’s Certificate
Exhibit D    —    Form of General Partner Waiver
Exhibit E    —    Form of Joinder Agreement

CLASS A CONVERTIBLE PREFERRED UNIT
PURCHASE AGREEMENT
CLASS A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT dated July 31, 2016 (this “Agreement”), by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers listed in Schedule A attached hereto (each referred to herein as a “Purchaser” and collectively, the “Purchasers”).
WHEREAS, the Partnership desires to issue and sell to the Purchasers, and each Purchaser desires to purchase from the Partnership, certain Class A Convertible Preferred Units (as defined below);
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the General Partner (as defined herein) will execute and deliver an amendment, in the form and substance to be mutually agreed on in good faith by the Parties, reflecting the applicable terms of the Term Sheet (the “Partnership Agreement Amendment”) to the Partnership Agreement (as defined herein), which amendment shall establish the terms of the Class A Convertible Preferred Units; and
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Partnership and the Purchasers will enter into a registration rights agreement, in the form and substance to be mutually agreed on in good faith by the Parties, reflecting the applicable terms of the Term Sheet (the “Registration Rights Agreement”), pursuant to which the Partnership will provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01
    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Action” against a Person means any lawsuit, action, proceeding, investigation, inquiry, or complaint before any Governmental Authority, mediator or arbitrator.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Purchaser or any of its Affiliates, or the direct or indirect equity owners, including general partners of a Purchaser or any of its Affiliates, shall be considered an Affiliate of such Purchaser.
“Agreement” has the meaning given to such term in the introductory paragraph hereof.
“Amended Partnership Agreement” means the Partnership Agreement, as amended as of the Closing Date, including pursuant to the Partnership Agreement Amendment.
“Anticipated Closing Date” has the meaning given to such term in Section 2.02.
“ATM Managers” means RBC Capital Markets, LLC, Wells Fargo Securities, LLC, UBS Securities LLC, Raymond James & Associates, Inc. and MLV & Co. LLC.
“ATM Program” means the at-the-market offering program to which the Distribution Agreement relates.
“Board” means the board of directors of the General Partner.
“Bonanza” means Bonanza Capital, Ltd., a Texas limited partnership.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banks located in Tulsa, Oklahoma are authorized or obligated to close.
“Cawley Gillespie” has the meaning given to such term in Section 3.05.
“Class A Convertible Preferred Units” means Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Amended Partnership Agreement.
“Closing” means the consummation of the purchase and sale of the Purchased Units on the Closing Date hereunder.
“Closing Date” has the meaning given to such term in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.
“Conversion Units” means Common Units issuable upon conversion of any of the Class A Convertible Preferred Units.
“Credit Agreement” shall mean, the Credit Agreement, dated as of April 23, 2012, as amended, by and among the Operating Subsidiary, as borrower, the Partnership, as guarantor, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Designation Notice” has the meaning given to such term in Section 2.01(b).
“Designation Units” has the meaning given to such term in Section 2.01(b).
“Distribution Agreement” means the Equity Distribution Agreement by and among the Partnership, the General Partner and the Operating Subsidiary and the ATM Managers, dated May 5, 2015.
“Environmental Laws” has the meaning given to such term in Section 3.18.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
“ERISA Affiliate” means, with respect to the Partnership Entities, any trade or business (whether or not incorporated) under common control with the Partnership Entities within the meaning of Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Expense Notice” has the meaning given to such term in Section 2.02.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Founders” means S. Craig George, Charles R. Olmstead and Jeffrey Olmstead, collectively.
“Funding Notice” has the meaning given to such term in Section 2.02.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“General Partner” means Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Governmental Authority” means, with respect to any Person, the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau, instrumentality, official or other regulatory (including self-regulated organizations or other non-governmental regulatory authorities) of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, any of the Partnership Entities or their Properties.
“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner dated as of December 11, 2011, as amended to date.
“Grant Thornton” has the meaning given to such term in Section 3.04.
“Indemnified Party” has the meaning given to such term in Section 7.03.
“Indemnifying Party” has the meaning given to such term in Section 7.03.
“Joinder Agreement” has the meaning given to such term in Section 2.01(b).
“Law” or “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, ordinance rule or regulation.
“Leased and Subleased Properties” has the meaning given to such term in Section 3.16.
“Lock-Up Agreement” means the Lock-Up Agreement, in form and substance to be mutually agreed on in good faith by the Parties, reflecting the applicable terms of the Term Sheet.
“Lien” means any mortgage, claim, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.
“LTIP” means the Mid-Con Energy Partners, LP Long-Term Incentive Plan, as amended.
“Mid-Con Energy Operating” means Mid-Con Energy Operating, LLC, a Delaware limited liability company and Affiliate of the General Partner.
“Monitoring Agreement” means the Monitoring Agreement, in form and substance to be mutually agreed on in good faith by the Parties, reflecting the applicable terms of the Term Sheet.
“Multiemployer Plan” has the meaning given to such term in Section 3.29.
“NASDAQ” means National Association of Securities Dealers Automated Quotation System Global Select Market.
“New Investor” has the meaning given to such term in Section 2.01(c).
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Operating Subsidiary” means Mid-Con Energy Properties, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Partnership.
“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.
“Outstanding” has the meaning given to such term in the Partnership Agreement.
“Partnership” has the meaning given to such term in the introductory paragraph of this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership, dated as of December 20, 2011, as amended to date.
“Partnership Agreement Amendment” has the meaning given to such term in the recitals to this Agreement.
“Partnership Bank Account” means the bank account designated as such by the Partnership pursuant to the Funding Notice.
“Partnership Documents” means (a) the Credit Agreement and (b) all other contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which any of the Partnership Entities is a party or by which any of the Partnership Entities is bound or to which any of the property or assets of the Partnership Entities is subject that, solely in the case of this clause (b), are material with respect to the Partnership Entities taken as a whole.
“Partnership Entities” means the Partnership and the Operating Subsidiary.
“Partnership Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, (a) has a material adverse effect on (i) the legality, validity or enforceability of any Transaction Agreement, or (ii) the financial condition, business, assets or results of operations of the Partnership Entities, considered as a single enterprise, or (b) the ability of the Partnership or the General Partner to perform its obligations under the Transaction Agreements in full on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any effect to the extent resulting or arising from: (i) any change in general economic conditions in the industries or markets in which any of the Partnership Entities operate that do not have a disproportionate effect on the Partnership Entities, considered as a single enterprise; (ii) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (iii) changes in GAAP or other accounting principles, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; (iv) changes in commodity prices, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; or (v) other than for purposes of Section 3.12, the consummation of the transactions contemplated hereby.
“Partnership Related Parties” has the meaning given to such term in Section 7.02.
“Party” or “Parties” means the Partnership and the Purchasers party to this Agreement, individually or collectively, as the case may be.
“Per Unit Price” means $2.15.
“Permits” has the meaning given to such term in Section 3.15.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
“PIK Units” means a Class A Convertible Preferred Unit issued pursuant to a Class A Convertible Preferred Unit distribution, as contemplated by the applicable terms of the Term Sheet.
“Plan” has the meaning given to such term in Section 3.29.
“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property).
“Purchase Price” means, with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule A hereto, as adjusted in accordance with Section 8.11, if applicable; provided, that in no event will the Purchase Price applicable to such Purchaser be increased without the prior written consent of such Purchaser.
“Purchased Units” means, with respect to each Purchaser, the number of Class A Convertible Preferred Units equal to the quotient determined by dividing (a) the Purchase Price set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule A hereto by (b) the Per Unit Price.
“Purchaser” and “Purchasers” have the meanings given to such terms in the introductory paragraph of this Agreement.
“Purchaser Designee” has the meaning given to such term in Section 2.01(b).
“Purchaser Material Adverse Effect” means any material adverse effect on the ability of a Purchaser to perform its obligations under the Transaction Agreements on a timely basis.
“Purchaser Related Parties” has the meaning given to such term in Section 7.01.
“Registration Rights Agreement” has the meaning given to such term in the recitals to this Agreement.
“Reimbursable Legal Expenses” means the out-of-pocket legal expenses actually incurred by Bonanza prior to the Closing in connection with the consummation of the transactions contemplated by the Transaction Agreements; provided, however, that the Reimbursable Legal Expenses shall not exceed $25,000 in the aggregate.
“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning given to such term in Section 3.03.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Securities Act Regulations” means the rules and regulations of the SEC promulgated under the Securities Act.
“Standstill Agreement” means the Standstill Agreement by and between the Partnership and the Purchasers, in form and substance to be mutually agreed on in good faith by the Parties, reflecting the applicable terms of the Term Sheet.
“Subsidiary” means, as to any Person, (a) any corporation, limited liability company, general partnership or other entity (other than a limited partnership) of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, general partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (b) any limited partnership of which (i) a majority of the voting power to elect a majority of the board of directors or board of managers of the general partner of such limited partnership and (ii) a majority of the outstanding limited partner interests is at the time directly or indirectly owned or controlled by such Person.
“Term Sheet” means the Term Sheet, attached hereto as Exhibit A, reflecting the Parties’ mutual understanding of certain material terms relating to this Agreement and the substance of the Transaction Agreements.
“Third Party Claim” has the meaning given to such term in Section 7.03.
“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement Amendment, the Standstill Agreement, the Monitoring Agreement, the Lock-Up Agreement and any amendments, supplements, continuations or modifications thereto. References to the Partnership Agreement Amendment shall be deemed to include the Amended Partnership Agreement unless the context requires otherwise.
SECTION 1.02
    Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
ARTICLE II

SALE AND PURCHASE
SECTION 2.01
    Sale and Purchase.
(a)
    Subject to the terms and conditions hereof, the Partnership will issue and sell to each Purchaser on the Closing Date, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership on the Closing Date, such Purchaser’s respective Purchased Units, as set forth on Schedule A hereto.
(b)
    By written notice to the Partnership (a “Designation Notice”), a Purchaser may designate an Affiliate or another Purchaser (a “Purchaser Designee”) to acquire all or any portion of the Purchased Units otherwise issuable to such Purchaser at Closing (such Purchased Units, the “Designated Units”), and such Purchaser Designee shall, if not already a signatory to this Agreement, execute and deliver to the Partnership a joinder agreement, in the form attached hereto as Exhibit E (a “Joinder Agreement”), pursuant to which such Purchaser Designee shall agree (i) to join and become a party to this Agreement; (ii) to be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Purchasers hereunder, as if made by, and with respect to, such Purchaser Designee; and (iii) to perform all obligations and duties required of a Purchaser with respect to Purchased Units. Upon receipt by the Partnership of (x) a Designation Notice, executed by the designating Purchaser and acknowledged in writing by the Purchaser Designee, specifying the name of the Purchaser Designee and the number of Purchased Units to be designated thereby, and (y) a fully executed Joinder Agreement, if applicable, Schedule A and Schedule 8.05 hereto shall be amended, without further action of any Party hereto, to include such Purchaser Designee and, with respect to Schedule A, to reflect the designation of the Designated Units from the designating Purchaser to such Purchaser Designee.
(c)
    By written notice to the Purchasers, the Partnership may, without further action of any Party hereto, amend Schedule A and Schedule 8.05 hereto to include one or more additional Purchasers (each, a “New Investor”), to whom the Partnership will issue and sell on the Closing Date, subject to the terms and conditions hereof, Purchased Units with an aggregate Purchase Price not to exceed $5.0 million. Prior to the Partnership’s amendment of Schedule A and Schedule 8.05 hereto, each New Investor shall execute and deliver to the Partnership a Joinder Agreement, pursuant to which such New Investor shall agree (i) to join and become a party to this Agreement; (ii) to be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Purchasers hereunder, as if made by, and with respect to, such New Investor; and (iii) to perform all obligations and duties required of a Purchaser with respect to Purchased Units.
SECTION 2.02
    Funding Notices. On or prior to the tenth Business Day prior to the date on which the Partnership reasonably anticipates a Closing to occur (the “Anticipated Closing Date”), the Partnership shall deliver a written notice (the “Funding Notice”) to each of the Purchasers (a) specifying the Anticipated Closing Date, (b) directing each such Purchaser to pay the Purchase Price for its Purchased Units by wire transfer(s) of immediately available funds to the Partnership Bank Account, prior to 10:00 a.m. Central Time on the Closing Date, and (c) specifying wiring instructions for wiring funds into the Partnership Bank Account. Within one Business Day following the delivery by the Partnership of the Funding Notice, Bonanza shall deliver a written notice (the “Expense Notice”) to the Partnership, specifying the amount of Reimbursable Legal Expenses.
SECTION 2.03
    Closing. Subject to the terms and conditions hereof, the Closing shall take place remotely via electronic exchange of documents and signatures on the first Business Day after satisfaction or waiver of the conditions set forth in Sections 6.01(a), 6.01(b) and 6.01(c) has occurred (other than those conditions that are by their terms to be satisfied at the Closing) (the date of the Closing being referred to herein as the “Closing Date”); provided that the Closing Date shall not be earlier than the date set forth in the applicable Funding Notice unless mutually agreed by the Parties.
SECTION 2.04
    Independent Nature of Purchasers’ Obligations and Rights. The respective representations, warranties and obligations of each Purchaser under the Transaction Agreements are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the representations and warranties or the performance of the obligations of any other Purchaser under any Transaction Agreement. The failure or waiver of performance under any Transaction Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained in any Transaction Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the Registration Rights Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose; provided that any enforcement of an indemnity claim may only be initiated by holders of a majority of the Purchased Units then outstanding. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership represents and warrants to the Purchasers that the representations and warranties set forth in this ARTICLE III are true and correct as of the date of this Agreement and as of the Closing Date.
SECTION 3.01
    Formation and Qualification. The General Partner and each of the Partnership Entities has been duly formed and is validly existing and in good standing under the Laws of the State or other jurisdiction of its organization and has the requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect. The General Partner and each of the Partnership Entities is duly qualified or licensed and in good standing as a foreign corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its Properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.
SECTION 3.02
    Capitalization.
(a)
    The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class A Convertible Preferred Units as reflected in the Amended Partnership Agreement.
(b)
    As of the date hereof, the Founders own 100% of the membership interests in the General Partner. Such membership interests have been duly authorized and validly issued in accordance with the GP LLC Agreement and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).
(c)
    The General Partner is the sole general partner of the Partnership and owns an interest in the Partnership (the “GP Interest”), and at the Closing Date, will be the sole general partner of the Partnership and will own the GP Interest. Such GP Interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such GP Interest free and clear of all Liens (except restrictions on transferability as described in the SEC Documents), other than those created by or arising under the Delaware LP Act.
(d)
    As of the date hereof, other than the GP Interest and its indirect ownership interests in the Operating Subsidiary, the General Partner does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. As of the date hereof, other than the Partnership’s ownership of the Operating Subsidiary, none of the Partnership or the Operating Subsidiary owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
(e)
    All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(f)
    The Partnership’s currently outstanding Common Units are registered pursuant to Section 12(b) of the Exchange Act and are quoted on the NASDAQ, and the Partnership has taken no action designed to terminate the registration of such Common Units under the Exchange Act nor has the Partnership received any notification that the SEC is contemplating terminating such registration.
SECTION 3.03
    SEC Documents.    The Partnership has filed with the SEC all reports, schedules and statements required to be filed by it under the Exchange Act on a timely basis since January 1, 2015 (all such documents filed prior to the date hereof, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (a) complied as to form in all material respects with applicable requirements of the Exchange Act and Securities Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended and (d) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 3.04
    Independent Accountants. Grant Thornton LLP (“Grant Thornton”), who certified the audited consolidated financial statements of the Partnership Entities as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013 are independent public accountants as required by the Securities Act, the Securities Act Regulations and the standards of the Public Company Accounting Oversight Board.
SECTION 3.05
    Litigation. Except as described in the SEC Documents, no Action by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Partnership Entities or their property is pending, or to the knowledge of any of the Partnership Entities, threatened that would reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect or prevent the performance by the Partnership of its obligations under this Agreement or the consummation by the Partnership of the transactions contemplated by this Agreement.
SECTION 3.06
    No Material Adverse Change. Since December 31, 2015, (a) none of the Partnership Entities has, directly or indirectly, sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental Action, order or decree and (b) since such date, there has not been any change in the capitalization or material increase in long-term debt of the Partnership Entities, or any adverse change in or affecting the condition (financial or otherwise), Properties, assets, liabilities, results of operations, earnings, business or prospects of the Partnership Entities, taken as a whole, in each case as would not reasonably be expected to have a Partnership Material Adverse Effect.
SECTION 3.07
    Authority; Enforceability. The Partnership and the General Partner have all necessary limited partnership and limited liability company, as applicable, power and authority to execute, deliver and perform their obligations under the Transaction Agreements to which they are parties and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership and the General Partner of the Transaction Agreements to which they are parties and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on their part; and, assuming the due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which either the Partnership or the General Partner is a party will constitute the legal, valid and binding obligations of the Partnership or the General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
SECTION 3.08
    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of the Transaction Agreements to which it is a party or the issuance and sale of the Purchased Units, except (a) as required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement or (b) as may be required under the state securities or “Blue Sky” Laws.
SECTION 3.09
    Compliance with Law. None of the Partnership Entities is in violation of any Law applicable to such Partnership Entity, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. The Partnership Entities each possess all Permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such Permits would not, individually or in the aggregate, have a Partnership Material Adverse Effect, and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Partnership Material Adverse Effect.
SECTION 3.10
    Valid Issuance. The offer and sale of the Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by and the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws. Upon issuance in accordance with the terms of the Amended Partnership Agreement, the Conversion Units and PIK Units will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and will be validly issued, fully paid (to the extent required by the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws.
SECTION 3.11
    Absence of Defaults and Conflicts. None of the Partnership Entities is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except for such defaults that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. Neither the execution, delivery and performance by the Partnership or the General Partner of the Transaction Agreements to which it is a party (including issuance of the Conversion Units in accordance with the terms of the Transaction Agreements) nor the issuance and sale of the Purchased Units and compliance by the Partnership or the General Partner with its obligations under the Transaction Agreements to which it is a party will, whether with or without the giving of notice or passage of time or both, require any consent, approval or notice under, or will constitute a violation or breach of, the Amended Partnership Agreement or the GP LLC Agreement, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any Lien upon any property or assets of the Partnership Entities pursuant to, any Partnership Documents, except for such conflicts, breaches, defaults or Liens that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of any of the Partnership Entities or any applicable Law, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership Entities or any of their respective assets, Properties or operations.
SECTION 3.12
    Absence of Labor Dispute.  No labor problem or dispute with the employees of Mid-Con Energy Operating exists or, to the knowledge of any of the Partnership Entities, is threatened or imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, contractors or customers of the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
SECTION 3.13
    Possession of Intellectual Property.  The Partnership Entities own, possess, license or have adequate rights to use, on reasonable terms, all material patents, patent rights, patent applications, licenses, inventions, copyrights, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade and service mark registrations, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the SEC Documents or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the SEC Documents, except where the failure to have such licenses or rights to use such intellectual property would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
SECTION 3.14
    Permits.  The Partnership Entities have such material licenses, certifications, permits, consents, franchises, approvals, clearances and authorizations of governmental or other regulatory authorizations (“Permits”) as are necessary to conduct their business as currently conducted or to own, lease and operate its Properties in the manner described in the SEC Documents, except as described in the SEC Documents. The Partnership Entities are in compliance with the terms and conditions of such Permits, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
SECTION 3.15
    Title to Property.  The Operating Subsidiary has (a) good, valid and defensible title to the interests in the oil and gas Properties supporting the estimates of its net proved reserves contained in the SEC Documents, (b) good and indefeasible title to all real property owned by it, other than the oil and gas Properties covered by clause (a), and (c) good title to all personal property described in the SEC Documents as being owned by it, in each case free and clear of all Liens except (i) such as are described in the SEC Documents, (ii) such as arise in connection with the Credit Agreement, or (iii) such as do not (individually or in the aggregate) materially interfere with the use made or proposed to be made of such Properties by the Partnership Entities as described in the SEC Documents. The working interests derived from oil, gas and mineral leases or mineral interests, which constitute a portion of the real property held or leased by the Operating Subsidiary, reflect in all material respects the right of the Operating Subsidiary to explore for, develop and produce hydrocarbons from such real property, and the care taken by the Operating Subsidiary and any of its predecessors in interest who are or were affiliates of the Partnership Entities with respect to acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices in the areas in which the Operating Subsidiary and any of its predecessors who are or were affiliates of the Partnership Entities operates for acquiring or procuring leases and interests therein to explore for, develop and produce hydrocarbons. All real property and buildings held under lease or sublease by the Operating Subsidiary, except the oil and gas Properties covered by clause (a) above (the “Leased and Subleased Properties”), are held by it under valid, subsisting and enforceable leases or subleases, as the case may be, subject to exceptions that do not materially interfere with the use made and proposed to be made of such Leased and Subleased Properties by the Operating Subsidiary as described in the SEC Documents, and all such leases and subleases are in full force and effect. The Operating Subsidiary has not received any notice of any claim that has been asserted by anyone adverse to the rights of the Operating Subsidiary under any of the leases or subleases mentioned in the prior sentence above or affecting or questioning the rights of the Operating Subsidiary to the continued possession of the Leased and Subleased Properties under any such lease or sublease except for such claims that would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
SECTION 3.16
    Reserve Estimates. The historical information underlying the estimates of oil and gas reserves of the Partnership Entities, which were supplied by the Partnership Entities to Cawley Gillespie for purposes of auditing the reserve information included in the SEC Documents, including, without limitation, production, volumes and rates, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates of such reserve reports and was prepared in all material respects in accordance with customary industry practices. Other than normal production of the reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other factors, in each case as described in the SEC Documents, the Partnership is not aware of any facts or circumstances that (i) would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the SEC Documents, or (ii) cause them to believe that such estimates do not fairly reflect the oil and gas reserves of the Partnership Entities. Estimates of such reserves and present values as described in the SEC Documents comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.
SECTION 3.17
    No Preemptive Rights. The holders of outstanding Common Units are not entitled to preemptive rights to subscribe for (a) any of the Class A Convertible Preferred Units to be issued and sold to the Purchasers pursuant to this Agreement or (b) the Conversion Units to be issued upon conversion of the Class A Convertible Preferred Units.
SECTION 3.18
    Investment Company Status. The Partnership is not, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, the Partnership will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
SECTION 3.19
    MLP Status. The Partnership is properly treated as a partnership for United States federal income tax purposes and has, for each taxable year beginning after December 31, 2011 during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code. The Partnership expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2016.
SECTION 3.20
    No Registration Required. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement and their compliance with the agreements set forth in this Agreement, the sale and issuance of the Purchased Units (and the Conversion Units) pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. The issuance and sale of the Purchased Units and the issuance of the Conversion Units upon conversion of the Class A Convertible Preferred Units do not contravene the rules and regulations of the NASDAQ.
SECTION 3.21
    No Integration. Neither the Partnership nor any of its Affiliates has, directly or indirectly through any Representative, made any offers or sales of any security of the Partnership or solicited any offers to buy any security that is or will be integrated with the sale of the Purchased Units in a manner that would require the offer and sale of the Purchased Units to be registered under the Securities Act.
SECTION 3.22
    Certain Fees. No fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
SECTION 3.23
    Form S-3 Eligibility. The Partnership is eligible to register the resale of the Conversion Units by the Purchasers on a registration statement on Form S-3 under the Securities Act.
SECTION 3.24
    Tax Returns. The Partnership Entities have filed all foreign, federal, state and local tax returns that are required to be filed or have obtained extensions thereof, except where the failure so to file would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
SECTION 3.25
    Insurance. The Partnership Entities maintain, or are entitled to the benefits of, insurance covering their Properties, operations, personnel and businesses against such losses and risks as is reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated in similar industries. All policies of insurance insuring the Partnership Entities or any of their respective businesses, assets, employees, officers and directors are in full force and effect as of the date hereof; and the Partnership Entities are in compliance with the terms of such policies in all material respects.
SECTION 3.26
    Compliance with the Sarbanes-Oxley Act. The General Partner, the Partnership Entities and, to the knowledge of the Partnership, the officers and directors of the General Partner, in their capacities as such are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated therewith that are effective and applicable to the Partnership.
SECTION 3.27
    ERISA Compliance. Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for which any of the Partnership Entities or any ERISA Affiliate (as defined below) would have any liability (each a “Plan”), including the LTIP, has been maintained in material compliance with its terms and with the material requirements of all applicable statutes, rules and regulations, including ERISA and the Code, and, to the knowledge of the Partnership, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Partnership Entities or any ERISA Affiliate contributes (a “Multiemployer Plan”) is in material compliance with all applicable statutes, rules and regulations, including ERISA and the Code. None of the Partnership Entities or any ERISA Affiliate has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971 or 4975 of the Code. Except where noncompliance would not reasonably be expected to have a Partnership Material Adverse Effect, each “employee benefit plan” established or maintained by the Partnership Entities or any ERISA Affiliate that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would be reasonably likely to cause the loss of such qualification.
SECTION 3.28
    No Restrictions on Distributions. None of the Partnership Entities is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the Partnership from redeeming the Purchased Units pursuant to their terms or making distributions on the Purchased Units or the Conversion Units, and no Partnership Entity is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Partnership Entity from making distributions on its limited or general partnership interests, limited liability company interests, or other equity interest, as the case may be, except in each case (a) pursuant to the Credit Agreement, (b) for prohibitions mandated by the Laws of the jurisdiction of formation of such Subsidiary and (c) as described in the SEC Documents.
SECTION 3.29
    Related Party Transactions. There are no business relationships or related party transactions involving the Partnership or any of its Subsidiaries or, to the knowledge of any of the Partnership Entities, any other Person that are required to be described in the SEC Documents that have not been described as required.
SECTION 3.30
    OFAC. No Partnership Entity nor, to the knowledge of any of the Partnership Entities, any Representative of the Partnership Entities is currently subject to any U.S. sanctions administered by the OFAC; and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
SECTION 3.31
    FCPA. No Partnership Entity nor, to the knowledge of any of the Partnership Entities, any Representative of the Partnership Entities has made any payment of funds of the Partnership Entities or received or retained any funds in violation of any Law, including the FCPA, which payment, receipt or retention is of a character required to be disclosed in the SEC Documents.
SECTION 3.32
    Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, “Money Laundering Laws”); and no Action by or before any court or Governmental Authority or any arbitrator or non-governmental authority involving the Partnership Entities with respect to Money Laundering Laws is pending or, to the knowledge of the Partnership Entities, threatened.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
Each Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself (and not with respect to any other Purchaser) as follows as of the date of this Agreement and as of the Closing Date:
SECTION 4.01
    Valid Existence. Such Purchaser, if not an individual, (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
SECTION 4.02
    No Consents; Violations, Etc. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser and the consummation of the transactions contemplated thereby will not (a) require any consent, approval or notice under, or constitute a violation or breach of, the Organizational Documents of such Purchaser, if not an individual, (b) constitute a violation or breach of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, lease, loan or credit agreement or other material instrument, obligation or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, (c) violate any provision of any Law or any order, judgment or decree of any court or Governmental Authority having jurisdiction over such Purchaser or its Properties, except in the cases of clauses (b) and (c) where such violation, breach or default, would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
SECTION 4.03
    Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units or the Conversion Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act).
SECTION 4.04
    Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an individual or an institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) it is not acquiring the Purchased Units with a view to, or for offer or sale in connection with, any distribution thereof that could result in such Purchaser being an “underwriter" within the meaning of section 2(11) of the Securities Act or result in any violation of the registration requirements of the Securities Act.
SECTION 4.05
    Receipt of Information. Such Purchaser acknowledges that it (a) has access to the SEC Documents, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters and (c) has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Purchased Units. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in ARTICLE III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Agreement.
SECTION 4.06
    Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the SEC promulgated under the Securities Act.
SECTION 4.07
    Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
SECTION 4.08
    Legend. It is understood that the certificates evidencing the Purchased Units will bear the following legend:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”
SECTION 4.09
    Reliance on Exemptions. Each Purchaser understands that the Purchased Units are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Purchased Units.
SECTION 4.10
    Authority. Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Purchaser of the Transaction Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which it is a party constitute the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
ARTICLE V

COVENANTS
SECTION 5.01
    Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by the Transaction Agreements.
SECTION 5.02
    Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be in a form to be reasonably agreed upon by the Partnership and Bonanza. Thereafter, except as required by applicable Law, neither the Partnership nor the Purchasers shall make any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
SECTION 5.03
    Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (i) file the Transaction Agreements as exhibits to Exchange Act reports, if required by applicable Law and (ii) disclose such information with respect to any Purchaser as required by applicable Law or the rules or regulations of the NASDAQ or other exchange on which securities of the Partnership are listed or traded.
SECTION 5.04
    NASDAQ Listing of Additional Shares. The Partnership shall, prior to the Closing Date, file a listing of additional shares with the NASDAQ to list the Conversion Units and will otherwise use its reasonable commercial efforts to list the Conversion Units on the NASDAQ and maintain such listing.
SECTION 5.05
    Use of Proceeds. The Partnership will use the net proceeds from the sale of Class A Convertible Preferred Units under this Agreement to fund the acquisition of certain properties in Nolan County, Texas, and any excess will be used for other general partnership purposes, including the repayment of indebtedness.
SECTION 5.06
    ATM Program. The Partnership will provide notice to the ATM Managers suspending the offering of Common Units under the ATM Program, effective for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, and will provide a copy of the same to Bonanza on or prior to the Closing Date.
ARTICLE VI

CLOSING CONDITIONS
SECTION 6.01
    Conditions to Closing.
(a)
    Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of Purchased Units at Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i)
    no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and
(ii)
    there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
(b)
    Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units on the Closing Date in accordance with Schedule A hereto shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by a particular Purchaser only on behalf of itself in writing, in whole or in part):
(i)
    the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;
(ii)
    the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of the Partnership shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
(iii)
    the Partnership shall have delivered, or caused to be delivered, to the Purchasers the Partnership’s closing deliveries described in Section 6.02.
(c)
    The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of the Purchased Units to each of the Purchasers on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):
(i)
    each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
(ii)
    the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of such Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
(iii)
    each Purchaser shall have delivered, or caused to be delivered, to the Partnership such Purchaser’s closing deliveries set forth in Section 6.03.
SECTION 6.02
    Partnership Deliveries. At Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Purchaser or Bonanza, as applicable:
(a)
    evidence of issuance of a certificate evidencing the Purchased Units or the Purchased Units credited to book-entry accounts maintained by the transfer agent, as the case may be, bearing the legend or restrictive notation set forth in Section 4.08, and meeting the requirements of the Amended Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Amended Partnership Agreement and applicable federal and state securities laws;
(b)
    a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that each of the General Partner and the Partnership is in good standing;
(c)
    an Officer’s Certificate, substantially in the form attached to this Agreement as Exhibit B;
(d)
    the Partnership Agreement Amendment, duly executed by the General Partner;
(e)
    the Registration Rights Agreement, duly executed by the General Partner on behalf of the Partnership;
(f)
    the Monitoring Agreement, duly executed by the General Partner;
(g)
    the Standstill Agreement, duly executed by the General Partner;
(h)
    Lock-Up Agreements, duly executed by the Founders and Mid-Con Energy III, LLC;
(i)
    a certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to (i) the certificate of formation of the General Partner, the GP LLC Agreement, the certificate of limited partnership of the Partnership, and the Partnership Agreement, (ii) board resolutions authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Transaction Agreements, setting forth the name and title and bearing the signatures of such officers;
(j)
    a cross receipt, dated the Closing Date, executed by the Partnership confirming that the Partnership has received such Purchaser’s Purchase Price;
(k)
    a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D; and
(l)
    payment to Bonanza, by wire transfer of immediately available funds, of an amount equal to the Reimbursable Legal Expenses set forth in the Expense Notice.
SECTION 6.03
    Purchaser Deliveries. At Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to the Partnership:
(a)
    payment to the Partnership, by wire transfer(s) of immediately available funds to the Partnership Bank Account, of such Purchaser’s Purchase Price;
(b)
    the Registration Rights Agreement, duly executed by such Purchaser;
(c)
    if not an individual, an Officers’ certificate, substantially in the form attached to this Agreement as Exhibit C;
(d)
    the Monitoring Agreement, duly executed by Bonanza;
(e)
    the Standstill Agreement, duly executed by such Purchaser;
(f)
    a cross receipt, dated the Closing Date, executed by such Purchaser confirming that such Purchaser has received the Purchased Units being purchased by such Purchaser on such Closing Date pursuant hereto; and
(g)
    a completed Internal Revenue Service Form W-9, Form W-8BEN or applicable substitute form.
ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES
SECTION 7.01
    Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) (a) from costs, losses, liabilities, damages, or expenses, and (b) hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein or in any certificate or instrument delivered by or on behalf of the Partnership hereunder, and in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (whether or not a party thereto), provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representations or warranties to the extent applicable.
SECTION 7.02
    Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein or in any certificate or instrument delivered by such Purchaser hereunder; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that in no event will such Purchaser be liable under this Section 7.02 for any amount in excess of its Purchase Price.
SECTION 7.03
    Indemnification Procedure. Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
SECTION 7.04
    Tax Treatment. All indemnification payments under this ARTICLE VII shall be adjustments to the Per Unit Price except as otherwise required by applicable Law.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.01
    Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under the Transaction Agreements, the expense of complying with such obligation shall be an expense of such party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by a Purchaser under the Transaction Agreements, such action shall be in such Purchaser’s sole discretion, unless otherwise specified therein. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any Party to this Agreement or a Person party to any other agreement or document shall include such Party’s successors and permitted assigns If any provision in the Transaction Agreements is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Transaction Agreements shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Agreements, and the remaining provisions shall remain in full force and effect. The Transaction Agreements have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
SECTION 8.02
    Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.09, 3.11, 3.19, 3.21, 3.22, 3.23, 3.24, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is 30 days following the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants made in this Agreement or any other Transaction Agreement shall survive the Closing indefinitely until performed and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise, redemption or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.
SECTION 8.03
    No Waiver; Modifications in Writing.
(a)
    Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.
(b)
    Specific Waiver; Amendment. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective, unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Partnership from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.
SECTION 8.04
    Binding Effect; Assignment.
(a)
    Binding Effect. This Agreement shall be binding upon the Partnership, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in ARTICLE VII, and their respective successors and permitted assigns.
(b)
    Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser without the consent of the Partnership, subject to the restrictions set forth in, and compliance with the requirements of, Section 2.01(b). Any transfer or attempted transfer of the rights and obligations of a Purchaser under this Agreement, other than in accordance with Section 2.01(b), shall be null and void and of no force and effect.
SECTION 8.05
    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:
(a)
    If to any Purchaser or Bonanza:
To such Purchaser’s address listed on Schedule 8.05 hereof or such other address as such Purchaser shall have specified by written notice to the Partnership.

With a copy, in the case of Bonanza or Purchasers who are Affiliates of Bonanza, to (which shall not constitute notice):
Jackson Walker L.L.P.
2323 Ross Ave.
Suite 600
Dallas, Texas 75201
Attention: Jeffrey M. Sone
Email: jsone@jw.com

(b)
    If to the Partnership:
Mid-Con Energy Partners, LP
2431 East 61st Street
Suite 850
Tulsa, Oklahoma 74136
Attention: Charles L. McLawhorn, III
Email: cmclawhorn@midcon-energy.com

With a copy to (which shall not constitute notice):
Andrews Kurth LLP
1350 I Street, NW
Suite 1100
Washington, DC 20005
Attention: William J. Cooper
Email: bcooper@andrewskurth.com

or to such other address as the Partnership or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Central Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Central Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
SECTION 8.06
    Entire Agreement. This Agreement and the other Transaction Agreements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Partnership or a Purchaser set forth herein and therein. This Agreement and the other Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”
SECTION 8.07
    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware.  The Parties hereby submit to the non-exclusive jurisdiction of any U.S. federal or state court located in Dallas, Texas in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
SECTION 8.08
    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 8.09
    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
SECTION 8.10
    Termination.
(a)
    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Partnership and the Purchasers entitled to purchase a majority of the Purchased Units in accordance with Schedule A, or, with respect to any Purchaser, that Purchaser and the Partnership.
(b)
    Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
(i)
    if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or
(ii)
    if the Closing shall not have occurred on or before August 12, 2016.
(c)
    In the event of the termination of this Agreement as provided in Section 8.10(a) or Section 8.10(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.
SECTION 8.11
    Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like of the Class A Convertible Preferred Units or the Common Units occurring after the date of this Agreement.
SECTION 8.12
    Specific Performance. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.
(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.
MID-CON ENERGY PARTNERS, LP

By: Mid-Con Energy GP, LLC,
its General Partner

By:     /s/ Jeffrey R. Olmstead
Name: Jeffrey R. Olmstead
Title: Chief Executive Officer

BONANZA MASTER FUND, LTD.

By: Bonanza Capital, Ltd., its investment     manager

By: Bonanza Fund Management, Inc.,
its general partner

By:     /s/ Bernay Box
Name: Bernay Box
Title: President
BONANZA CAPITAL, LTD.

By: Bonanza Fund Management, Inc.,
its general partner

By:     /s/ Bernay Box
Name: Bernay Box
Title: President

THE CUSHING RENAISSANCE FUND

By: Cushing Asset Management, LP.,
is investment adviser

By: Swank Capital, LLC, its general partner

By:     /s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Member

THE CUSHING FOCUSED MLP FUND, LP

By: Cushing Asset Management, LP.,
its general partner

By: Swank Capital, LLC., its general partner

By:     /s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Member

THE CUSHING ENERGY INCOME FUND

By: Cushing Asset Management, L.P.,
its investment adviser

By: Swank Capital, LLC., its general partner

By:     /s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Member

MAINSTAY CUSHING ENERGY INCOME FUND

By: Cushing Asset Management, L.P.,
its investment subadvisor

By: Swank Capital, LLC., its general partner

By:     /s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Member

GOFF REN HOLDINGS, LLC,

By:     /s/ Keith B. Ohnmeis
Name: Keith B. Ohnmeis
Title:     Manager

GOFF MCEP HOLDINGS, LLC,
By: Its Manager: Goff Capital, Inc.
By:     /s/ John C. Goff
Name: John C. Goff
Title:    President

RR ENERGY HOLDINGS, LLC

By:     /s/ Robert Raymond
Name: Robert Raymond
Title:     Sole Member

JAMES R. REIS 1999 REVOCABLE LIVING TRUST

By:     /s/ James R. Reis
Name: James R. Reis
Title:     Trustee

GAINSCO, INC.

By:     /s/ Terrence J. Lynch
Name: Terrence J. Lynch
Title:     Senior Vice President

AUSTIN FAMILY PARTNERS

By:     /s/ J. Winston Krause
Name: J. Winston Krause
Title: Partner

THE GOFF FAMILY FOUNDATION

By:     /s/ John Goff
Name: John Goff
Title: Sole Director

SCG VENTURES LP

By: Stallings Mgmt LLC,
its manager

By:     /s/ Robert W. Stallings
Name: Robert W. Stallings
Title: President

Purchaser	Class A Convertible Preferred Units	Purchase Price

The Cushing Energy Income Fund	116,279	$250,000.00
Mainstay Cushing Energy Income Fund	348,837	$750,000.00
The Cushing Renaissance Fund	465,116	$1,000,000.00
The Cushing Focused MLP Fund, LP	232,558	$500,000.00
Bonanza Master Fund, Ltd.	930,233	$2,000,000.00
Goff REN Holdings, LLC	2,139,535	$4,600,000.00
Goff MCEP Holdings, LLC	2,046,512	$4,400,000.00
Austin Family Partners	465,116	$1,000,000.00
The Goff Family Foundation	232,558	$500,000.00
GAINSCO, Inc.	1,395,349	$3,000,000.00
SCG Ventures LP	465,116	$1,000,000.00
James R. Reis 1999 Revocable Living Trust	232,558	$500,000.00
RR Energy Holdings, LLC	232,558	$500,000.00
TOTAL	9,302,325	$20,000,000.00

Exhibit A

Term Sheet
This Term Sheet has been prepared for discussion purposes only and does not create a binding obligation or commitment on the part of any of the parties referenced herein, their respective affiliates or representatives of such parties or affiliates.

ISSUER:	Mid-Con Energy Partners, LP (the “Partnership”).
PURCHASERS:	Bonanza Capital, Ltd. or its assign (“Bonanza”) and certain co-investors (collectively, the “Purchasers”).
SECURITIES:
Class A Preferred Units (“Preferred Units”) representing limited partner interests in the Partnership, which will be convertible into common units representing limited partner interests in the Partnership (“Common Units”) and have such terms as described below.

INVESTMENT/ AMOUNT:
The Partnership expects to issue up to $25.0 million of Preferred Units upon closing of the sale of the Preferred Units (the “Transaction”). All the Preferred Units issued pursuant to this Transaction shall be purchased and sold for the same price per Preferred Unit.

NUMBER OF UNITS/ UNIT PRICE:
On the closing date (“Closing Date”), each Purchaser will purchase a number of Preferred Units equal to the aggregate purchase price in U.S. Dollars to be paid by such Purchaser divided by $2.15 (the “Unit Purchase Price”).

USE OF PROCEEDS:
Net proceeds to the Partnership from the Transaction will be used to fund the acquisition of certain properties in Nolan County, Texas and any excess will be used for general partnership purposes, including the repayment of indebtedness.

ANTICIPATED SIGNING, ANNOUNCEMENT AND CLOSING DATE:	Definitive documents to be executed prior to or on August 1, 2016, followed by the public announcement of the Transaction on such date. Close the Transaction prior to or on August 12, 2016.
DISTRIBUTIONS:
The Partnership will pay to the Holders (as defined below) of Preferred Units a cumulative, quarterly distribution in arrears on all Preferred Units then outstanding (subject customary anti-dilution adjustments) (i) in cash at an annual rate of 8.00%, or (ii) in the event that the Partnership’s existing secured indebtedness prevents the payment of a cash distribution to all Holders, in kind (additional Preferred Units) at an annual rate of 10.00%. Such distributions will be paid for each such quarter within 45 days after such quarter end; provided that the distribution for the quarter ending September 30, 2016 will be prorated.

ATM PROGRAM:
The Partnership will suspend its existing at-the-market offering (“ATM”) program effective as of the Closing Date until the fifth anniversary of the Closing Date. The consent of the Holders of a majority of the outstanding Preferred Units shall be required to lift the suspension of the ATM program.

VOTING RIGHTS:
In addition to the rights set forth under “ATM Program” above and under “Protective Provisions” below, Holders of the Preferred Units shall be entitled to vote with the holders of the Common Units as a single class on all matters on an as converted basis.
The General Partner will provide written notice to the Purchasers that the 20% “vote blocker” in the Partnership Agreement will not apply to any of the Purchasers (as permitted under clause (iv) of the definition of “Outstanding” in the Partnership Agreement) or any Purchaser by virtue of acting in concert with the other Purchasers.

PROTECTIVE PROVISIONS:
Without the consent of the Holders of a majority of the outstanding Preferred Units, (i) no action shall be taken that adversely affects any of the rights, preferences or privileges of the Preferred Units, (ii) the terms of the Preferred Units shall not be amended, (iii) the Partnership shall not issue any additional Preferred Units or any equity security senior or pari passu in right of distribution or in liquidation to the Preferred Units, and (iv)  the Partnership shall not incur any indebtedness for borrowed money (other than under the existing credit facility, including any increase in the borrowing base thereunder or any amendment or restatement thereof, and trade accounts payable arising in the ordinary course of business).

TERM, REDEMPTION, MANDATORY CONVERSION:
On the fifth anniversary of the Closing Date, a Holder will be entitled to elect to cause the Partnership to redeem all or any portion of such Holder’s Preferred Units for cash at the Unit Purchase Price, and any remaining Preferred Units will thereafter be converted to Common Units on a one-for-one basis, subject adjustment for splits, reverse splits, subdivisions, combinations and reclassifications of the Common Units.
Upon conversion or redemption of Preferred Units on the fifth anniversary of the Closing date, the Partnership shall pay any distributions (to the extent accrued and unpaid as of the then most recent Preferred Units distribution date) on the converted or redeemed units in cash.

CONVERSION AT HOLDER’S ELECTION:
At any time after the six-month anniversary of the Closing Date and prior to the first to occur of (i) the fifth anniversary of the Closing Date or (ii) the consummation of a Change of Control, a Holder may elect to convert all or a portion of its Preferred Units into Common Units on a one-for-one basis, subject adjustment for splits, reverse splits, subdivisions, combinations and reclassifications of the Common Units; provided that any Holder electing conversion request the conversion of at least the lesser of (i) 100% of such Holder’s remaining Preferred Units or (ii) $1,000,000 of Preferred Units, based on the Unit Purchase Price.

SETTLEMENT OF CONVERSION:
The Preferred Units will convert, on a one-for-one basis, subject to customary adjustments for splits, reverse splits, subdivisions, combinations and reclassifications of the Common Units.
Upon conversion of Preferred Units, the Partnership shall pay any distributions (to the extent accrued and unpaid as of the then most recent Preferred Units distribution date) on the converted units in cash.

CHANGE OF CONTROL:
Immediately prior to the effectiveness of a Change of Control of the Partnership, a Holder may elect to:
(i) have such Holder’s Preferred Units converted into Common Units, plus accrued but unpaid distributions to the conversion date; or

(ii) if the Partnership is the surviving entity of the Change of Control, continue to hold its Preferred Units.

If a Holder does not elect to convert all of its Preferred Units into Common Units upon the effectiveness of a Change of Control, then, unless the Partnership is the surviving entity of the Change of Control, the Partnership shall redeem any remaining Preferred Units, in cash:
(i) prior to the second anniversary of the Closing Date, at 150% of the Unit Purchase Price;

(ii) on or after the second but prior to the third anniversary of the Closing Date, at 130% of the Unit Purchase Price; and

(iii) on or after the third but prior to the fourth anniversary of the Closing Date, at 110% of the Unit Purchase Price; and

(iv) thereafter, at the Unit Purchase Price,

in each case, plus accrued but unpaid distributions to the redemption date.
“Change of Control” means the occurrence of any of the following events: (i) the current owners of the General Partner have ceased to directly or indirectly own at least 50% of the voting securities and the equity interests of the General Partner, (ii) the General Partner is removed or withdraws in accordance with the applicable terms of the Partnership Agreement, (iii) the Partnership’s Common Units are no longer publicly traded on The NASDAQ Stock Market (“NASDAQ”) or another national securities exchange or (iv) the sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) of the Exchange Act).

REDEMPTION:
Except as set forth under “Term, Redemption, Mandatory Conversion” and “Change of Control” above, Holders will have no right to cause the Partnership to redeem the Preferred Units. Except as set forth under “Term, Redemption, Mandatory Conversion” and “Change of Control” above, the Partnership will have no right to redeem the Preferred Units.

TRANSFER RESTRICTIONS:
Prior to the first anniversary of the Closing Date (the “Transfer Limitation Period”), other than transfers to affiliates or to any other Purchaser, no Purchaser shall transfer any Preferred Units owned by such Purchaser without approval of the Partnership.
After the Transfer Limitation Period, each Purchaser may freely transfer any Preferred Units owned by such Purchaser, other than to any party or group (as defined by Section 13D of the Securities Exchange Act of 1934, as amended) that after such transfer would own more than 15% of the outstanding Common Units on an as converted basis.
In addition, no Holder will be permitted to transfer its Preferred Units (i) if such transfer would cause a technical termination under Section 708 of the Internal Revenue Code and (ii) such transfer is to a Competitor (as defined below).
“Competitor” means any person or entity that (i) (a) is an operating company (and not a financial institution, private equity fund or infrastructure fund) and (b) is engaged in the ownership, acquisition, exploitation or development of producing oil and natural gas properties, or (ii) is the general partner of a publicly traded master limited partnership

STANDSTILL:
During the period commencing on the Closing Date and ending on the second anniversary thereof, without the prior written consent of the Partnership, the Holders of Preferred Units and their affiliates will not, directly or indirectly:
•
    “short” any securities of the Partnership; or
•
    take any action, or seek to assist, advise, influence, induce or cause any other person (within the meaning of Section 13(d)(3) of the Exchange Act) to take any action, in connection with the removal of the General Partner as the general partner of the Partnership or the election of a successor general partner of the Partnership.
Nothing herein shall limit the Holders or any of them from discussing with the General Partner the nomination and election of a designee of a Holder to the Board of Directors of the General Partner or such designee’s subsequent service as a member of the Board.

REGISTRATION RIGHTS/NASDAQ LISTING:
Resale Shelf. The Partnership shall use its reasonable best efforts to (i) within 90 days of the Closing Date, file a registration statement (which will not be an automatic shelf registration statement) registering resales of Common Units issued or to be issued upon conversion of the Preferred Units, (ii) have the registration statement declared effective within 180 days after the Closing Date (the “Effectiveness Deadline”) and (iii) continually maintain the effectiveness of the registration statement until all securities registered pursuant to such registration statement have been sold or the third anniversary of the Effectiveness Deadline. In addition, from and after the first anniversary of the Closing Date, Holders of an aggregate of at least $1,000,000 of Preferred Units (based on the Unit Purchase Price) shall have piggyback registration rights on all Partnership registrations, subject to customary carve backs, and Holders of an aggregate of at least $5,000,000 of Preferred Units (based on the Unit Purchase Price) shall have demand registration rights; provided that the Holders shall be entitled to a demand registration right not more frequently than once during any twelve month period. The Partnership shall bear the expenses of the demand and piggyback registrations, other than underwriting discounts and commissions and the Holders’ respective costs of counsel.
Lock-up. The Partnership will cause the Founders and Yorktown (each, as defined herein) to deliver lock-up agreements pursuant to which such persons will agree not to sell any Common Units for the six months following the effectiveness of the registration statement, subject to customary exceptions and as tolled by any periods during which the registration statement is withdrawn or sales thereunder are suspended.
Nasdaq Listing. On or prior to the Effectiveness Deadline, the Common Units issuable upon conversion of the Preferred Units will be approved for listing on the NASDAQ, subject to official notice of issuance.

LIQUIDATION PREFERENCE:
In the event of any liquidation, dissolution or winding up of the Partnership, each Preferred Unit will receive in preference to the holders of all existing classes or series of equity securities of the Partnership a per unit amount equal to the Unit Purchase Price (subject to any customary anti-dilution adjustments), plus all accrued and unpaid distributions on such Preferred Units (the “Liquidation Preference”).

RANKING:	The Preferred Units will rank senior to all existing classes or series of equity securities of the Partnership with respect to distribution rights and liquidation preference.
EXPENSES:	The Partnership shall pay to Bonanza the reasonable out-of-pocket legal fees and expenses incurred by it in connection with the Transaction, subject to a maximum aggregate amount of $25,000.
MONITORING FEE:
During the period beginning on the Closing Date and ending on the date on which Bonanza no longer owns at least $1,000,000 of the Preferred Units, the Partnership will pay to Bonanza a monitoring fee in the amount of $50,000 per quarter, subject to proration for any partial quarters.

CERTAIN DEFINITIONS:
“Holders” means the Purchasers and any subsequent owners of any Preferred Units.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP.
“Founders” means Charles R. Olmstead, S. Craig George and Jeffrey R. Olmstead, collectively.
“Yorktown” means Yorktown Partners LLC, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Yorktown Energy Partners IX, L.P. and Yorktown Energy Partners X, L.P., collectively.

GOVERNING LAW:	Delaware.

[Form of General Partner Officer’s Certificate]

Mid-Con Energy GP, LLC
Officer’s Certificate

[Closing Date], 2016

Pursuant to Section 6.02(c) of the Class A Convertible Preferred Unit Purchase Agreement by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers party thereto, dated July 31, 2016 (the “Purchase Agreement”), the undersigned, being the Chief Executive Officer of Mid-Con Energy GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Partnership, hereby certifies as follows:

1.The Partnership has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date.
2.The representations and warranties of the Partnership contained in the Purchase Agreement that are qualified by materiality or Partnership Material Adverse Effect were true and correct when made and are true and correct on the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Partnership contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.
Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above, in his capacity as Chief Executive Officer of Mid-Con Energy GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of the Partnership.

Jeffrey R. Olmstead
Chief Executive Officer
Mid-Con Energy GP, LLC
[Form of Purchaser’s Officer’s Certificate]

Officer’s Certificate

[Closing Date], 2016

Pursuant to Section 6.03(c) of the Class A Convertible Preferred Unit Purchase Agreement by and among Mid-Con Energy Partners, LP, a Delaware limited partnership, and each of the Purchasers party thereto, dated July 31, 2016 (the “Purchase Agreement”), the undersigned, being the President, Chief Executive Officer or other authorized officer of the Purchaser set forth on the signature page hereto, hereby certifies in his or her capacity as such, and not in his or her individual capacity, solely with respect to such Purchaser as follows:

1.The Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Purchaser on or prior to the Closing Date.

2.The representations and warranties of the Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect were true and correct when made and are true and correct as of the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Purchaser contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above.

[Name of Officer]
[Title]

Form of General Partner Waiver
[Date], 2016

Mid-Con Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Mid-Con Energy Partners, LP (the “Partnership”), hereby waives any preemptive rights it may hold pursuant to Section 5.7 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011, as amended (the “Partnership Agreement”), with respect to the Partnership’s privately negotiated Class A Convertible Preferred Unit Purchase Agreement, dated as of July 31, 2016 (the “Purchase Agreement”), by and among the Partnership and each of the Purchasers set forth in Schedule A thereto (collectively, the “Purchasers”), pursuant to which the Partnership has agreed to issue and sell (i) to the Purchasers an aggregate 9,302,325 Class A Convertible Preferred Units representing limited partner interests in the Partnership (and any Conversion Units issuable upon conversion of any Class A Convertible Preferred Units) for an aggregate purchase price of $20,000,000, and (ii) to any New Investors (as defined in the Purchase Agreement) additional Class A Convertible Preferred Units (and any Conversion Units issuable upon conversion of such additional Class A Convertible Preferred Units) with an aggregate purchase price not to exceed $5,000,000.

The General Partner, in its capacity as the general partner of the Partnership, hereby notifies the Purchasers, in accordance with clause (iv) of the definition of “Outstanding” in the Partnership Agreement, that the Vote Blocker (as defined below) set forth in the definition of “Outstanding” shall not apply to any Purchaser, individually or by virtue of such Purchaser acting in concert with one or more other Purchasers.

As used herein, “Vote Blocker” means the limitation set forth in the definition of “Outstanding” in the Partnership Agreement that provides that any Person or Group that beneficially owns 20% or more of the Partnership Interests of any class then Outstanding shall not be entitled to vote any of the Partnership Interests of any class owned by such Person or Group on any matter nor shall any of the Partnership Interests of any class owned by such Person or Group be considered Outstanding when sending notices of a meeting of Limited Partners to vote on any matter, calculating required votes, determining the presence of a quorum or for any other similar purposes under the Partnership Agreement.

Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Partnership Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

MID-CON ENERGY GP, LLC

By:
Name: Jeffrey R. Olmstead
Title: Chief Executive Officer

[Form of Joinder Agreement]

JOINDER AGREEMENT
FOR
CLASS A CONVERTIBLE PREFERRED UNIT
SECURITIES PURCHASE AGREEMENT

The undersigned hereby agrees, effective as of August ___, 2016, to become a party to that certain Class A Convertible Preferred Unit Purchase Agreement, dated as of July 31, 2016, by and among Mid-Con Energy Partners, LP (the “Partnership”) and each of the purchasers listed on Schedule A thereto (the “Purchase Agreement”), and, for all purposes of the Purchase Agreement, to be included within the term “Purchasers” (as defined in the Purchase Agreement). By execution and delivery of this Joinder Agreement, the undersigned hereby agrees (i) to be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to the Purchasers under the Purchase Agreement, as if made by, and with respect to, the undersigned; and (ii) to perform all obligations and duties required of a Purchaser with respect to its Purchased Units. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the Purchase Agreement.
The mailing and e-mail address to which notices should be sent to the undersigned, for purposes of the Purchase Agreement, are set forth below:
PURCHASER:

Purchaser:

By:
Name:
Title:

Mailing Address:

Attention:
E-mail: